Exhibit 5
Notice of Business Integration of Snow Brand Milk Products Co., Ltd. and
Nippon Milk Community Co., Ltd. through the Establishment of a Joint Holding Company (Share Transfer)
January 27, 2009

Rule 802 Legend
This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(Translation)
January 27, 2009
Dear Sirs,

Name of the Company:	Snow Brand Milk Products Co., Ltd.

Name of the Representative:
Tadaaki Kohnose President and Representative Director
(Code No. 2262, The First Section of the Tokyo Stock Exchange, Sapporo Securities Exchange)

Person to contact:	Hiroaki Konishi General Manager, Public Relations Office (TEL: 03-3226-2124)
Notice of Business Integration of Snow Brand Milk Products Co., Ltd. and
Nippon Milk Community Co., Ltd. through the Establishment of a Joint Holding Company (Share Transfer)
     Notice is hereby given that Snow Brand Milk Products Co., Ltd. (“Snow Brand Milk Products”) and Nippon Milk Community Co., Ltd. (“Nippon Milk Community “), subject to approval of their respective general meetings of shareholders, agreed to incorporate Megmilk Snow Brand Co., Ltd. (the “Joint Holding Company”) by a share transfer (the “Share Transfer”) as of October 1, 2009 (expected) and resolved at the meetings of their respective Boards of Directors held today to conclude an “Integration Agreement” for their business integration by the Share Transfer, as described below. A share transfer plan will be prepared promptly and will be publicized as soon as it is determined.
Description
1.	Purpose of business integration through a share transfer
     In the dairy industry, the gap of supply of and demand for raw milk and dairy products has been widening violently due to erratic fluctuations of prices of resources and foods globally and the subsequent stagnant dairy production in Japan, among other causes. With regard to food consumption, needs of consumers for food have been diversifying as they have become more sensitive about food safety and security and more health-conscious.
     The new corporate group to be established by the business integration is intended to nurture a new “milk” community, together with consumers and dairy farmers in the circumstances where consumers’ perceptions and behaviors are changing and the stability of the dairy infrastructure in Japan and the improvement of its food self-sufficiency ratio have become social issues.

     Nippon Milk Community and Snow Brand Milk Products, which have maintained cooperation in their operations, have held discussions continuously on further strengthening of such cooperation with the aim of implementing their growth strategies steadily while responding to abrupt changes in the environment.
     During the course of the discussions, Nippon Milk Community and Snow Brand Milk Products have determined that both companies have a mutually complementary relationship in many aspects in respective phases of research and development, procurement of raw materials, product development, production and marketing and that they will be able to enhance their corporate values by not only strengthening cooperation but making use of their management resources in an integrated manner through business integration.
     The new corporate group to be established by the business integration will establish an autonomous product-mix and strengthen its capabilities to respond to the global market and changes in supply of and demand for raw milk. The new corporate group will also establish the business infrastructure necessary to add new values, such as product development and the expansion of its target market.
     Furthermore, the new corporate group will promote more effective use of the development and technological capabilities of Nippon Milk Community and Snow Brand Milk Products with regard to milk in general and strengthen its capabilities of developing new products that may create new values, such as products for increasing raw-milk consumption and high-value added products.
     With regard to the brand strategies and marketing activities pursued independently by Nippon Milk Community and Snow Brand Milk Products, the new corporate group will employ any good part thereof and pursue a “Category No. 1” strategy. The new corporate group will also enhance competiveness by integrating their administrative divisions and making investment in plant and equipment and the distribution of personnel in priority areas.
     Snow Brand Milk Products faced financial difficulties due to certain events in the past and consequently, separated off milk business for consumers. Since then, it has specialized in dairy product business. Nippon Milk Community, on the other hand, was incorporated through business integration of Zenkoku Nokyo Chokuhan Kabushiki Kaisha, which was a subsidiary of The National Federation of Agricultural Cooperative Associations (“Zen-Noh”), Japan Milk Net Kabushiki Kaisha, which was a subsidiary of The National Federation of Dairy Co-operative Associations (“ZENRAKUREN”), and the milk business for consumers separated off from Snow Brand Milk Products.
     Since then, Nippon Milk Community and Snow Brand Milk Products, with much support of all related parties, including dairy farmers and consumers and based on safety and security, which are the basis points of any food maker, have revised their product quality assurance systems and compliance systems comprehensively and exerted their efforts to develop business focused on “milk”.
     Through integration of Nippon Milk Community, whose major shareholders are producer associations, and Snow Brand Milk Products with the foundation spirit of

“Wholesome Earth & Healthy People”, the new corporate group will emphasize a managerial focus persistently on “milk” and enhance the values of domestic raw milk and dairy products, whereby contributing to keeping consumers smiling and healthy.
2.	Business strategies in the business integration
(1)	Strengthening of the business infrastructure:
(i)	More stable procurement of raw materials and the strengthening of capabilities to respond to changes in supply of and demand for raw materials;

(ii)	Strengthening of quality assurance system;

(iii)	Strengthening of product development capabilities;

(iv)	Strengthening of marketing and product proposing capabilities; and

(v)	Strengthening of production systems and production capabilities.
(2)	Fuller use of management resources:

<Category No. 1 strategy>
(i)	Strengthening of products of milk beverages, yogurt and desserts;

(ii)	Execution of strategies for natural cheese by utilizing the fruits of research and development; and

(iii)	Development of product lines to maximize the value of milk resources.
(3)	Active expansion of business to new business areas:
(i)	Product development beyond its product category:
•	Nutritional and functional food business; and

•	New brand products.
(ii)	Challenge to set up new sales channels:
•	Advance to new businesses; and

•	Advance to overseas markets.
(4)	Investment strategies:
(i)	“Aggressive” investment to add synergy and create new business areas;

(ii)	Large-scale investment to expand the operating base from a long-term perspective; and

(iii)	Strategic investment in research and development and its brand.
3.	Summary of the Share Transfer

(1)	Schedule of the Share Transfer:

January 27, 2009 (Tuesday):	Meeting of the Board of Directors to approve of the conclusion of the Integration Agreement (both companies)

January 27, 2009 (Tuesday):	Conclusion of the Integration Agreement (both companies)

March 31, 2009 (Tuesday):	Record date for the Ordinary General Meeting of Shareholders (both companies)

April 9, 2009 (Thursday) (expected):	Meeting of the Board of Directors to resolve the Share Transfer (both companies)

April 9, 2009 (Thursday) (expected):	Preparation of a share transfer plan (both companies)

June 24, 2009 (Wednesday) (expected):	Ordinary General Meeting of Shareholders to approve of the share transfer plan (both companies)

June 24, 2009 (Wednesday) (expected):	General Meeting of Holders of Class Shares to approve of the share transfer plan (Nippon Milk Community)

September 25, 2009 (Friday) (expected):	Date of delisting of shares from the Tokyo Stock Exchange

September 25, 2009 (Friday) (expected):	Date of delisting of shares from the Sapporo Securities Exchange

October 1, 2009 (Thursday) (expected):	Date of registration of incorporation of the Joint Holding Company (effective date)

October 1, 2009 (Thursday) (expected):	Date of listing of shares of the Joint Holding Company
     However, should any unavoidable event occur in the course of the procedures hereafter, Snow Brand Milk Products and Nippon Milk Community may change the above schedule upon mutual consultation.
(2)	Details of the allocation in the Share Transfer (Share Transfer Ratio):

			Nippon Milk	Nippon Milk
			Community	Community
	Joint Holding	Snow Brand Milk	Shares of common	Class-A class
Company name	Company	Products	stock	shares
Share Transfer Ratio	1.0	0.2	0.48	0.96
(Note 1)	0.2 shares of common stock of the Joint Holding Company will be allocated and delivered per share of common stock of Snow Brand Milk Products, and 0.48 shares of common stock of the Joint Holding Company will be allocated and delivered per share of common stock of Nippon Milk Community. 0.96 shares of common stock of the Joint Holding Company will be allocated and delivered per Class-A class share of Nippon Milk Community. If the number of shares of the Joint Holding Company which must be delivered to a shareholder of Snow Brand Milk Products or Nippon Milk Community through the Share Transfer includes any fraction of one share, the Joint Holding Company will, pursuant to Article 234 of the Corporation Law of Japan and other relevant laws or ordinances, pay the relevant shareholder a cash amount corresponding to the fractional shares attributed to such fraction.

Should any material change occur in the conditions forming the basis of the calculation, Snow Brand Milk Products and Nippon Milk Community may change the above share transfer ratio upon mutual consultation.

As mentioned above, 0.2 shares of common stock of the Joint Holding Company will be allocated and delivered per share of common stock of Snow Brand Milk Products. While the number of shares constituting one unit of shares of Snow Brand Milk Products is currently 500 shares, that of the Joint Holding Company will be 100 shares. Hence, the number of voting rights of the shareholders of Snow Brand Milk Products will not change before or after the Share Transfer.

(Note 2)	Number of new shares to be delivered by the Joint Holding Company through the Share Transfer (expected):

70,864,307 shares of common stock

The above-listed number of shares of common stock has been calculated based on the total number of issued shares of Snow Brand Milk Products (303,802,153 shares) as of September 30, 2008, the total number of issued shares of common stock of Nippon Milk Community (10,500,000 shares) as of March 31, 2008, and 5,600,000 Class-A class shares of Nippon Milk Community obtained by deducting from the total number of its issued Class-A class shares (10,000,000 shares) as of March 31, 2008, 4,400,000 Class-A class shares expected to be acquired and cancelled no later than the day immediately preceding the effective date of the Share Transfer (the “Effective Date of Share Transfer”).

However, Snow Brand Milk Products plans to cancel all shares of treasury stock, currently held or to be acquired hereafter, to the extent they can be cancelled practicably, as of the day immediately preceding the Effective Date of Share Transfer. Accordingly, 1,560,618 shares of treasury stock of Snow Brand Milk Products held as of September 30, 2008 have not been included in calculating the above number. As the number of shares of treasury stock to be actually cancelled remains undecided at present, the above number of new shares to be delivered by the Joint Holding Company may change.

(3)	Basis of calculations of the details of the allocation in the Share Transfer:

1)	Basis of calculations:

In order to ensure the fairness of the calculations of the share transfer ratio in the Share Transfer, Snow Brand Milk Products and Nippon Milk Community appointed Daiwa Securities SMBC Co., Ltd. (“Daiwa Securities SMBC”) and PwC Advisory Co., Ltd. (“PwC Advisory”), respectively, as their financial advisors for the Business Integration, requested them to conduct calculations of the share transfer ratio and obtained share transfer ratio calculation reports from Daiwa Securities SMBC and PwC Advisory, respectively.

Daiwa Securities SMBC calculated the share transfer ratio based on the discounted cash flow method (the “DCF method”) and market price method with regard to Snow Brand Milk Products, and based on the DCF method and comparable company method with regard to Nippon Milk Community. With regard to Nippon Milk Community, Daiwa Securities SMBC calculated the value of its shares based on the DCF method and comparable company method, distributed the value so calculated between the value of its shares of common stock and the value of its Class-A class shares by reference to the terms and conditions of the Class-A class shares (such as the ratio of conversion to shares of common stock and rights to request acquisition in cash) and determined the share transfer ratios by taking into consideration the result of such analyses comprehensively.

DCF method:	To make multidimensional evaluations based on the financial forecasts of both companies, the DCF method was employed as one of the income-approach evaluation methods.

Market price method:	As the shares of common stock of Snow Brand Milk Products are listed on the Tokyo Stock Exchange and the Sapporo Securities Exchange and the stock prices thereof are available, the market price method was employed as one of the market-approach evaluation methods. In consideration of the trading conditions of the shares of common stock of Snow Brand Milk Products, the respective volume weighted average prices of the shares for the periods of one month from December 27, 2008 through January 26, 2009, three months from October 27, 2008 through January 26, 2009 and six months from July 27, 2008 through January 26, 2009 were used.

Comparable company method:	As the shares of Nippon Milk Community are not listed on any stock exchange and no stock price thereof is available, the comparable company method was employed as one of the market-approach evaluation methods in lieu of the market price method.

The results of the calculations under those methods are as listed below (the ranges of the share transfer ratios are those calculated for the shares of common stock and Class-A class shares of Nippon Milk Community per 0.2 shares of common stock of Snow Brand Milk Products):

		Share transfer	Share transfer
		ratio for shares of	ratio for Class- A
	Calculation method	common stock	class shares
Share transfer ratio	DCF method	0.39 — 0.53	0.78 — 1.06
	Market price method: Comparable company method	0.43 — 0.63	0.86 — 1.27
For the purpose of the calculation of the share transfer ratio, Daiwa Securities SMBC primarily relied upon information furnished by Snow Brand Milk Products and Nippon Milk Community and information that was publicly available in their original form. In using such information and materials, Daiwa Securities SMBC assumed the accuracy and completeness of all such information and materials and did not independently verify such accuracy and completeness. Daiwa Securities SMBC did not independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of both companies and their affiliated companies, and did not analyze or assess any individual asset or liability thereof, either. In addition, Daiwa Securities SMBC assumed that the information used to develop the financial forecasts of both companies was reasonably prepared based on the best estimates of and judgments by the management of both companies. The calculation of the share transfer ratio by Daiwa Securities SMBC reflects information which was current as of January 26, 2009.
PwC Advisory calculated the share transfer ratio based on the market price analysis and DCF analysis with regard to Snow Brand Milk Products, a listed company, and based on the comparable companies analysis and DCF analysis with regard to Nippon Milk Community, an unlisted company. With regard to Nippon Milk Community, PwC Advisory determined the share transfer ratios of its shares of common stock and Class-A class shares by taking into consideration the aggregate value of its shares (a total of shares of common stock and Class-A class shares) calculated based on the comparable companies analysis and DCF analysis, the various terms and conditions of the Class-A class shares (such as the distribution of residual assets, requests for conversion to shares of common stock and compulsory conversion) provided for in its Articles of Incorporation and the particulars of the acquisition of Class-A class shares comprehensively.

Market price analysis:	As the shares of common stock of Snow Brand Milk Products are listed on the Tokyo Stock Exchange and the Sapporo Securities Exchange and the stock prices thereof are available, the market price analysis was employed as one of the market price-approach evaluation methods. In consideration of the trading conditions of the shares of common stock of Snow Brand Milk Products, the respective average closing prices and average transaction prices of the shares for the periods of one month from December 27, 2008 through January 26, 2009, three months from October 27, 2008 through January 26, 2009 and six months from July 27, 2008 through January 26, 2009 were used.

Comparable companies analysis:	As the shares of Nippon Milk Community are not listed on any stock exchange and no stock price thereof is available, the comparable companies analysis was employed as one of the market price-approach evaluation methods in lieu of the market price analysis.

DCF analysis:	To make multidimensional evaluations based on the financial forecasts of both companies, the DCF analysis was employed as one of the income-approach evaluation methods.
The results of the calculations under those methods are as listed below (the ranges of the share transfer ratios are those calculated for the shares of common stock and Class-A class shares of Nippon Milk Community per 0.2 shares of common stock of Snow Brand Milk Products):

			Share transfer	Share transfer
	Snow Brand Milk	Nippon Milk	ratio for shares of	ratio for Class-A
	Products	Community	common stock	class shares
Market price approach	Market price analysis	Comparable companies analysis	0.45 — 0.56	0.91 — 1.12
Income approach	DCF analysis	DCF analysis	0.43 — 0.59	0.86 — 1.18
For the purpose of the calculation of the share transfer ratio, PwC Advisory primarily relied upon information furnished by Snow Brand Milk Products and Nippon Milk Community and information that was publicly available in their original form. In using such information and materials, PwC Advisory assumed the accuracy and completeness of all such information and materials and did not independently verify such accuracy and completeness. PwC Advisory did not independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of both companies and their affiliated companies, and did not analyze or assess any individual asset or liability thereof, either. In addition, PwC Advisory assumed that the information used to develop the financial forecasts of both companies was reasonably prepared based on the best estimates of and judgments by the management of both companies. The calculation of the share transfer ratio by PwC Advisory reflects information which was current as of January 26, 2009.

2)	Background of the calculations:

As described above, Snow Brand Milk Products and Nippon Milk Community requested Daiwa Securities SMBC and PwC Advisory, respectively, to conduct a calculation of the share transfer ratio and with reference to the results of such third party appraisers’ calculations, comprehensively considered such factors as the financial and asset conditions of each company and their future forecasts. As a result of numerous and thorough discussions with respect to the share transfer ratio between the two companies, on January 27, 2009, Snow Brand Milk Products and Nippon Milk Community reached the conclusion and agreed that the share transfer ratio set forth above was appropriate .

3)	Relationship with the appraisers:

Neither Daiwa Securities SMBC nor PwC Advisory, the appraisers, is a related party of either Snow Brand Milk Products or Nippon Milk Community.

(4)	Treatment of stock acquisition rights and bonds with stock acquisition rights issued by wholly-owned subsidiaries:

Not applicable.

(5)	Treatment of shares of treasury stock of wholly-owned subsidiaries:

Snow Brand Milk Products and Nippon Milk Community plan to cancel the shares of treasury stock currently held or to be acquired hereafter, to the extent they can be cancelled practicably, no later than the day immediately preceding the Effective Date of Share Transfer.

(6)	Matters concerning the application for listing of the Joint Holding Company:

Snow Brand Milk Products and Nippon Milk Community plans to apply for the listing of the shares of the newly-established Joint Holding Company to the Tokyo Stock Exchange and the Sapporo Securities Exchange. The shares of the Joint Holding Company are expected to be listed on October 1, 2009. Moreover, as Snow Brand Milk Products will become a wholly-owned subsidiary of the Joint Holding Company as a result of the Share Transfer, the shares of Snow Brand Milk Products are scheduled to be delisted from the Tokyo Stock Exchange and the Sapporo Securities Exchange on September 25, 2009. The actual date on which the shares shall be delisted are governed by the regulations of the Tokyo Stock Exchange and the Sapporo Securities Exchange.

4.	Outline of the parties to the Share Transfer

(1)	Trade name	Snow Brand Milk Products Co., Ltd.			Nippon Milk Community Co., Ltd.

(2)	Content of business	Manufacture and sale of dairy products and oils and fats, etc.			Manufacture and sale of milk and dairy products, etc.

(3)	Establishment	June 10, 1950			January 6, 2003

(4)	Location of the head office	1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City, Hokkaido			10-5, Tomihisacho, Shinjuku-ku, Tokyo

(5)	Name and title of the representative	Tadaaki Kohnose President and Representative Director			Minoru Obara President and Representative Director

(6)	Capital	¥14,846 million (as of September 30, 2008)			¥14,188 million (as of March 31, 2008)

(7)	Total number of issued shares	303,802,153 shares (as of September 30, 2008)			Shares of common stock: 10,500,000 shares (as of March 31, 2008) Class-A class shares: 10,000,000 shares (as of March 31, 2008)

(8)	Net assets	¥67,865 million (consolidated) (as of September 30, 2008)			¥29,977 million (consolidated)* (as of March 31, 2008)

(9)	Total assets	¥206,850 million (consolidated) (as of September 30, 2008)			¥117,898 million (consolidated)* (as of March 31, 2008)

(10)	Date of settlement of accounts	March 31 of each year			March 31 of each year

(11)	Number of employees	2,695 (consolidated) (as of September 30, 2008)			2,325 (consolidated) (as of March 31, 2008)

(12)	Principal clients	NIPPON ACCESS, INC. Seven-Eleven Japan Co., Ltd.			NIPPON ACCESS, INC. SI System Corporation AEON CO., LTD.

(13)	Major shareholders and their shareholding ratios	Zen-Noh
ITOCHU Corporation
Japan Trustee Services Bank, Ltd.
The Norinchukin Bank
The Master Trust Bank of Japan, Ltd.
Mizuho Corporate Bank, Ltd.
The Bank of Tokyo- Mitsubishi UFJ, Ltd.
		Daiwa Securities SMBC Europe Limited Reference Custody Client BG (Standing proxy: Daiwa Securities SMBC Co., Ltd.)	10.36 6.10 5.67 4.79 3.97 2.56 2.54 2.00	% % % % % % % %	1) Shares of common stock: Zen-Noh Snow Brand Milk Products Co., Ltd. ZENRAKUREN The Norinchukin Bank (as of March 31, 2008) 2) Class-A class shares: The Norinchukin Bank (as of March 31, 2008)	40.00% 30.00% 20.00% 10.00% 100.0%
		Mizuho Trust & Banking Co., Ltd.	1.61%

		NIPPON ACCESS, INC. (as of September 30, 2008)	1.37%

(14)	Principal correspondent banks	The Norinchukin Bank Mizuho Corporate Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd.	The Norinchukin Bank Japan Finance Corporation

(15)	Relationship between the parties:	Capital relationship	Snow Brand Milk Products holds 3,150,000 shares of common stock of Nippon Milk Community.

		Human resource relationship	One Director of Snow Brand Milk Products concurrently serves as an outside Director of Nippon Milk Community.

		Transactional relationship	Sales transactions are conducted between Snow Brand Milk Products and Nippon Milk Community with respect to products and raw materials.

		Status as related party	Snow Brand Milk Products falls under the category of related party as it is a principal shareholder of Nippon Milk Community.
(16)	Business results for the last three fiscal years:
(Million yen, except as otherwise indicated)

	Snow Brand Milk Products Co., Ltd.			Nippon Milk Community Co., Ltd.*
	(consolidated)			(consolidated)
	Year ended March	Year ended March	Year ended March	Year ended March	Year ended March	Year ended March
Fiscal year	31, 2006	31, 2007	31, 2008	31, 2006	31, 2007	31, 2008
Net sales	280,057	277,344	286,958	248,568	247,875	247,079
Operating income	9,204	9,178	8,108	5,226	3,967	3,024
Recurring income	9,142	10,656	9,600	5,095	3,950	3,199
Net income	7,124	7,383	6,972	7,073	4,013	2,398
Net income per share (yen)	30.79	27.57	23.70	Shares of common stock: 519.25 Class-A class shares: 1,038.50	Shares of common stock: 131.59 Class-A class shares: 263.17	Shares of common stock: 78.64 Class-A class shares: 157.28
Dividend per share (yen)	0.00	Shares of common stock: 3.00 Class-C preferred shares: 22.63	Shares of common stock: 4.00 Class-C preferred shares: 27.88	0.00	0.00	0.00

	Snow Brand Milk Products Co., Ltd.			Nippon Milk Community Co., Ltd.*
	(consolidated)			(consolidated)
	Year ended March	Year ended March	Year ended March	Year ended March	Year ended March	Year ended March
Fiscal year	31, 2006	31, 2007	31, 2008	31, 2006	31, 2007	31, 2008
Net assets per share (yen)	139.75	186.07	211.29	Shares of common stock: 782.36 Class-A class shares: 1,564.72	Shares of common stock: 898.65 Class-A class shares: 1,797.31	Shares of common stock: 961.35 Class-A class shares: 1,922.70

*	As Article 444, paragraph 3 of the Corporation Law of Japan is not applicable to Nippon Milk Community Co., Ltd., its financial data listed above has not been subjected to audits of account auditors.
5.	Outline of the new company to be incorporated by the Share Transfer

(1)	Trade name	Megmilk Snow Brand Co., Ltd.

(2)	Contents of business	Business management of group companies which engage in the business of manufacturing, sale, etc. of milk, dairy products and foods, and businesses pertaining or relating thereto

(3)	Location of the head office	1-1, Naebo-cho 6-chome, Higashi-ku, Sapporo City, Hokkaido

(4)	Representatives and officers (expected)	Minoru Obara, Chairman and Representative Director Tadaaki Kohnose, President and Representative Director

(5)	Capital	¥20,000,000,000

(6)	Net assets (consolidated)	Undecided

(7)	Total assets (consolidated)	Undecided

(8)	Date of settlement of accounts	March 31 of each year

(9)	Summary of accounting treatment

As the Share Transfer falls under the category of “acquisition” under the accounting standard for business combinations, a purchase method is expected to be applicable thereto. However, as the amount of goodwill cannot be determined at present, the amount, years of depreciation, etc. thereof will be publicized as soon as they are determined.

(10)	Future outlook

At the Integration Preparation Committee established by Snow Brand Milk Products and Nippon Milk Community and its subcommittees, the forecast of business results and the middle-term management plan of the Group after the Business Integration will be discussed.

The forecast of business results for the year ending March 31, 2010 will be publicized as soon as it is determined. The middle-term management plan of the Group will be publicized in October 2009.
6.	Establishment of Integration Preparation Committee

     An Integration Preparation Committee will be established to prepare for the Business Integration and promptly materialize the synergistic effect of the integration. Under the Integration Preparation Committee, the following groups will be established to work on their respective areas.
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